Exhibit 99.1
                       Press Release Dated March 28, 2003

PRINGY, FRANCE--March 28, 2003-- Blue Industries, Inc. (OTCBB: BLII) announced today that it has dismissed BDO Visura of Geneva Switzerland as its independent auditor and retained Durland & Company, certified public accountants of Palm Beach, Florida to serve as its' independent auditor for the fiscal year ended December 31, 2002.

Commenting on the change, Patrick Gouverneur, the Company's president said:
"Delays in the development of our business made it difficult to justify the cost of using a large auditing firm like BDO Visura when our needs could be well-served by a smaller firm. In light of the recent burglary at our Pringy facility, the board has concluded that minimizing our cash expenditures is a critical task, rather than a desirable goal. Accordingly, we have elected to dismiss BDO Visura and appoint a new auditor for our year ended December 31, 2002. There were no reportable disagreements with BDO Visura on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We will request a 15 day extension on our annual report on Form 10-KSB and are confident that we can file the required report within the extension period. >>

Commenting on the recent burglary at the Company's Pringy facility, Mr. Gouverneur said: "We are happy to announce that the burglary is not expected to materially interfere with our existing customer contracts. We have located an unrelated French company that can meet our requirements and negotiated an outsourced manufacturing relationship. Our Thai distributor is satisfied with these new arrangements and has already confirmed that it will pay for its first shipment of filtration powder next week, and expect delivery within 30 days."

About Blue Industries

Blue Industries is a global leader in the field of safe drinking water. The company's water treatment products are based on patented technologies that make it possible to offer drinking water processing facilities to an end user at an installed capital cost of less than fifty cents per gallon of daily capacity. Depending on configuration, the company's current products can process between 1,500 and 15,000 gallons per day. The Company currently serves customers in China, Thailand, Cambodia and Middle East, and is conducting on-site demonstrations in Africa. The Company's goal is to provide enabling technologies and products to satisfy the growing global demand for safe water in domestic, industrial, and agricultural applications.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussion with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

FOR ADDITIONAL INFORMATION CONTACT: Valentine Denesle

Tel: 33-1-44-86-00-40
Fax: 33-1-44-86-00-44
Valentine.denesle@blue-industries.com